                                                                     EXHIBIT 99

HARRIS BANKCORP, INC.                                                  Exhibit 1
PRO FORMA CONSOLIDATED STATEMENT OF CONDITION                             Page 1


                                                              Household                                     Harris
                                                Harris         Assets/             Adjustments           Bankcorp, Inc
                                            Bankcorp, Inc.   Liabilities       ---------------------       Consolidated
(in thousands)                                  3/31/96        6/25/96         Debit          Credit        Pro forma
- ----------------------------------------------------------------------------------------------------------------------
Assets
- ------
Cash and demand balances due from banks       $ 1,071,854     $   14,753     $  340,000 (1)                $ 1,158,616
    "                                                                            40,000 (4)    307,991 (4)
Cash settlement by Household                            0      2,244,009                     2,244,009 (4)           0
Money market assets                               780,459              0                                       780,459
Trading account assets                             39,577              0                                        39,577
Investment securities                           4,352,333              0                                     4,352,333
Loans, net of unearned income                   9,782,744        340,915                                    10,123,659
Allowance for possible credit losses             (133,672)             0                         4,800 (2)    (138,472)
Premises and equipment                            228,307         26,153          3,898 (5)                    258,358
Customers' liability on acceptances                71,355              0                                        71,355
Intangibles, including goodwill                    37,000        276,735          4,800 (2)      3,898 (5)     321,437
    "                                                                             6,800 (3)
Other assets                                      688,998          1,793                                       690,791
                                              -----------    -----------    -----------    -----------     -----------
         Total assets                         $16,918,955     $2,904,358     $  395,498    $ 2,560,698     $17,658,113
                                              ===========    ===========    ===========    ===========     ===========
Liabilities
- -----------
Total deposits                                 11,115,633     $2,891,204     $1,268,000 (4)                $12,738,837
Federal funds purchased and securities sold
   under agreement to repurchase                2,814,151              0      1,230,000 (4)                  1,584,151
Other borrowings                                1,144,237              0         54,000 (4)     40,000 (4)   1,130,237
Acceptances outstanding                            71,355              0                                        71,355
Other liabilities                                 287,323         13,154                         6,800 (3)     307,277
Long-term notes                                   363,989              0                        15,000 (1)     378,989
                                              -----------     ----------    -----------    -----------     -----------
         Total liabilities                     15,796,688      2,904,358      2,552,000         61,800     $16,210,846
                                              ===========    ===========    ===========    ===========     ===========


Stockholder's Equity
- --------------------
Preferred stock                                   180,000                                       45,000 (1)     225,000
Common stock                                       53,340                                                       53,340
Surplus                                           203,897                                      280,000 (1)     483,897
Retained earnings                                 701,279                                                      701,279
Unrealized holding (losses) gains, net of         (16,249)                                                     (16,249)
   deferred taxes                              -----------    ----------     ----------     ----------     -----------
         Total stockholder's equity             1,122,267              0              0        325,000       1,447,267
                                              -----------     ----------     ----------    -----------     -----------
         Total liabilities and stockholder's  $16,918,955     $2,904,358    $ 2,552,000    $   386,800     $17,658,113
            equity                            ===========     ===========   ===========    ===========     ===========

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Harris Bankcorp, Inc.                                     Exhibit 1
Pro forma Consolidated Statement of Condition             Page 2



Footnotes

1. Harris Bankcorp, Inc. received a contribution to capital surplus from Bankmont Financial Corp. in the amount of $280 million. Harris Bankcorp, Inc. also issued to Bankmont Financial Corp. $45 million of preferred stock and $15 million of subordinated debt.

2. Harris Bankcorp, Inc. established an allowance for possible credit losses for the selected loans acquired in this transaction in order to record the loans at fair value.

3. Harris Bankcorp, Inc. capitalized as part of the purchase price approximately $6.8 million for investment banker fees, severance costs and other charges.

4. Harris Bankcorp, Inc. reduced short-term borrowings (wholesale time deposits, Federal funds purchased, etc.) with the net cash available from Household and the related capital infusion from Bankmont Financial Corp. In addition, cash and due from bank balances increased as a result of statutory reserve requirements on deposits.

5. Harris Bankcorp, Inc. recorded a $3.9 million adjustment to reflect land acquired at fair market value.